Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ThredUp Inc.:
We consent to the use of our report dated March 3, 2021, with respect to the consolidated financial statements of ThredUp Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

San Francisco, California
July 26, 2021